                                                                       EXHIBIT 1

                                    GMO TRUST

                              CERTIFICATE OF CLERK

I, Jason Harrison, hereby certify that I am the duly elected and acting Clerk of GMO Trust, a Massachusetts business trust (the "Trust"), and do hereby further certify as follows:

1. Attached hereto as Exhibit A is a true and correct copy of a resolution from the meeting of the Board of Trustees of the Trust (the "Board") held on March 1, 2006 (the "Meeting"). The resolution was duly adopted by the Board at the Meeting. Such resolution has not been modified or rescinded since its adoption and is in full force and effect as of the date hereof.

IN WITNESS WHEREOF, I have hereunto set my hand this 3rd day of March, 2006.

                                        By: /S/ JASON HARRISON
                                            ----------------------------------
                                            Name:  Jason Harrison
                                            Title: Clerk

                                    Exhibit A

                     Resolution of the Board - March 1, 2006

          Authorization of Powers of Attorney

VOTED: That David Bohan and Susan Randall Harbert be, and they hereby are, singly authorized to sign for Scott Eston, in his name and in the capacity of President, Chief Executive Officer and Principal Executive Officer, on behalf of the Trust, any and all amendments to the Trust's Registration Statement filed with the Securities and Exchange Commission for the purpose of registering shares of beneficial interest of the Trust.